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                                                                   EXHIBIT 10.68

SUNBELT        INITIALS
GM

                           SUPPLEMENTAL AGREEMENT TO
                           GENERAL MOTORS CORPORATION
                       DEALER SALES AND SERVICE AGREEMENT

This Supplemental Agreement to General Motors Corporation Dealer Sales and Service Agreement is entered into between Sunbelt Automotive Group, Inc. and General Motors Corporation.

WHEREAS Sunbelt Automotive Group, Inc. is interested in acquiring ownership of one or more GM Dealerships in selected areas of the United States;

WHEREAS, the parties desire to enter into a positive and productive business relationship which will accomplish our mutual goals and promote sales of GM products consistent with GM's brand strategy for its products and focus on total customer enthusiasm;

WHEREAS, the organization and ownership structure of Sunbelt Automotive Group, Inc. and its retail operating systems are such that the terms of the Dealer Agreement are not wholly adequate to address the legitimate business needs and concerns of Sunbelt Automotive Group, Inc. and GM;

NOW, THEREFORE, the parties agree as follows:

1.         Purpose of Agreement

           1.1        Purpose of Agreement
                      The parties acknowledge that Sunbelt Automotive Group, Inc. desires to purchase the stock or assets of one or more current GM Dealerships and to be appointed as the replacement Dealer by the appropriate Divisions. The parties further acknowledge that the ownership arrangements of Sunbelt Automotive Group, Inc. and the operating processes and procedures of Sunbelt Automotive Group, Inc. require that the parties supplement the standard terms and provisions of the Dealer Agreement to assure that the legitimate business needs of GM in regard to the representation of its products are satisfied. The parties have agreed to enter into this Agreement for that purpose. This agreement shall not apply in any respect to Saturn Dealers or dealerships, and Sunbelt Automotive Group, Inc. agrees that it will not acquire or attempt to acquire any Saturn Dealers or dealerships.

           1.2        Definitions.
                      For purposes of this Agreement, the following terms shall have the meaning indicated:

                     1.2.1 "Agreement" means this Supplemental Agreement to General Motors Corporation Dealer Sales and Service Agreement.

                     1.2.2 "Sunbelt Automotive Group, Inc." or "Sunbelt" means Sunbelt

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                                Automotive Group, Inc. and its subsidiary Dealer
                                Companies.

                     1.2.3 "Dealer Agreement" means a General Motors Corporation Dealer Sales and Service Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. It also includes my superseding Dealer Agreements.

                     1.2.4 "Dealer Company" or "Dealer" means the business entity owned or controlled by Sunbelt Automotive Group, Inc. that is a party to a Dealer Agreement and is defined as the "Dealer" for purposes of the Dealer Agreement.

                     1.2.5 "Division" or "Divisions" means one or more of the marketing divisions of GM; Chevrolet, Pontiac-GMC, Oldsmobile, Buick, Cadillac.

                     1.2.6      "GM" means General Motors Corporation.

                     1.2.7 "GM Dealerships" means a specific, physical location from which Dealership Operations are conducted by a Dealer pursuant to the terms of one or more Dealer Agreements. It does not include Saturn Dealerships.

                     1.2.8 "Voting stock" means any stock of Sunbelt Automotive Group, Inc. that has voting rights as well as any debt or equity security of Sunbelt Automotive Group, Inc. that is convertible into stock of Sunbelt Automotive Group, Inc. that has voting rights.

  2. Sunbelt Automotive Group. Inc. Ownership

     2.1   Ownership Structure.

           Each Dealer will be a separate company, distinct from Sunbelt Automotive Group, Inc. in the form of either a corporation, partnership or other business enterprise form acceptable to GM, which is capitalized in accordance with the "GM Owned Working Capital Agreement". Each of the Dealer Companies will be owned by Sunbelt Automotive Group, Inc. or may have minority interests held by employees of that Dealer Company subject to GM approval.

     2.2 Sunbelt Automotive Group, Inc. hereby warrants that the representations and assurances contained in this Agreement are within its authority to make and do not contravene any directive, policy or procedure of Sunbelt Automotive Group, Inc. Sunbelt Automotive
           Group, Inc. represents and warrants that this Agreement constitutes a valid and binding agreement of Sunbelt Automotive Group, Inc. in accordance with its terms.

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           2.3        Change in Ownership. Any material change in ownership of
                      any Dealer company and any material change in Sunbelt Automotive Group, Inc. or any event described in section 2.4.2(b) shall be considered a change in ownership of the Dealer Company under the terms of the dealer agreements and all applicable terms of the Dealer Agreement as supplemented by this Agreement will apply to any such change.

           2.4 Acquisition of Ownership Interest by Third Party. Given the ultimate control Sunbelt Automotive Group, Inc. will have over the Dealer Companies, and the Divisions' strong interest in assuring that those who own and control their Dealers have interests consistent with those of the Divisions, Sunbelt Automotive Group, Inc. agrees to the following:

                      2.4.1 Sunbelt Automotive Group, Inc. will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and termination's thereof, received by Sunbelt Automotive Group, Inc., within five (5) days of receipt of such Schedules. If Sunbelt Automotive Group, Inc. is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sunbelt Automotive Group, Inc. possesses.

                      2.4.2 If Sunbelt Automotive Group, Inc. through its Board of Directors or through shareholder action proposes or if any person, entity or group sends Sunbelt Automotive Group, Inc. a schedule 13D, or any amendment thereto, disclosing (a) a binding agreement to acquire or the acquisition of aggregate ownership of more than twenty percent (20%) of the voting stock of Sunbelt Automotive Group, Inc. and (b) Sunbelt Automotive Group, Inc. through its Board of Directors or through shareholder action proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sunbelt Automotive Group, Inc. other than for the purposes of ordinary passive investment (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sunbelt Automotive Group, Inc. or a sale or transfer of a material amount of assets of Sunbelt Automotive Group, Inc. and its subsidiaries; or (iii) any change which together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current board of directors of Sunbelt Automotive Group, Inc. or (iv) in the case of an entity that produces or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchisor, the acquisition by any person entity or group of more than 20% of the voting stock of Sunbelt Automotive Group, Inc. and any


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                      proposal by any such person, entity or group through the
                      Sunbelt Automotive Group, Inc. Board of Directors or shareholders action to change the board of directors of Sunbelt Automotive Group, Inc., then if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sunbelt Automotive Group, Inc. agree that it will take one of the remedial actions set forth in Section 2.4.3 below within ninety (90) days of receiving such Schedule 13D or such amendment.

                      2.4.3 If Sunbelt Automotive Group, Inc. is obligated under
                      Section 2.4.2 above to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any Dealer Company at fair market value as determined in accordance with Section 8 below, or (b) provide evidence to the Divisions (reasonably acceptable to GM) that such person entity or group no longer has such threshold level of ownership interest in Sunbelt Automotive Group, Inc. or that the actions described in
                      Section 2.4.2(b) will not occur.

                      2.4.4 Should Sunbelt Automotive Group, Inc. or Dealer Company enter into an agreement to transfer the assets of a Dealer Company to a third party, the right of first refusal described in Article 12.3 of the Dealer Agreement shall apply to any such transfer.

                      2.4.5 Sunbelt Automotive Group, Inc. will describe such provisions of this Section in any prospectus it delivers in connection with the offer or sale of its stock or any other securities filing as may be required by any applicable laws or regulations.

     2.5 Officers and Key Management. Sunbelt Automotive Group, Inc. agrees to provide to GM a list of the key management of Sunbelt Automotive Group, Inc. responsibilities in regard to the control and management of Sunbelt Automotive Group, Inc. and each GM Dealer Company. Each Dealer Company shall agree to propose to GM any material changes in the key management of the Dealer Company or their responsibilities. Such proposal should be provided to GM in writing prior to such change to the extent practicable and shall include sufficient information to permit GM to evaluate the proposed change consistent with normal policies and procedures. Sunbelt Automotive Group, Inc. will notify GM in writing of any material change in the key management of Sunbelt Automotive Group, Inc. or their responsibilities. For purposes of this Agreement, the term "key management" shall mean CEO, President and Vice Presidents or their funcional equivalents with respect to each dealer company and executive officers with respect to Sunbelt Automotive Group, Inc.


     3.    Sunbelt Automotive Group, Inc. Operating Policies and Procedures


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      3.1  GM Brand Strategy. Sunbelt Automotive Group, Inc. acknowledges that
           GM has a Brand Strategy and has invested significant capital in the development of corporate, divisional and brand image. Relevant information regarding this strategy has been shared with Sunbelt Automotive Group, Inc. Sunbelt Automotive Group, Inc. agrees to accommodate GM's Brand Strategy in its Sunbelt Automotive Group, Inc. GM dealership Operations. Sunbelt Automotive Group, Inc. will incorporate in each of its GM Dealerships the following as a minimum in support of the GM Brand Strategy:

           3.1.1 GM has developed retail and service operating standards for each of its Divisions. At each of its GM Dealerships, Sunbelt Automotive Group, Inc. will implement and use those divisional standards, or higher standards which it may develop, subject to GM's approval.

           3.1.2 Dealer marketing associations for each of the Divisions are an integral part of GM's Brand Strategy. Sunbelt Automotive Group, Inc. agrees that its GM advertising and marketing practices will support and enhance GM and Divisional brand and marketing practices and goals. Sunbelt Automotive Group, Inc. agrees and each GM Dealer Company shall agree that the Dealer Company will participate in the appropriate dealer marketing association or group as provided in Section 11.

           3.1.3 Sunbelt Automotive Group, Inc. will not, and will not permit any Dealer Company to jointly advertise or market any of their non-GM automotive operations in conjunction with its approved GM Dealership Operations (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

  4.  Acquisition of GM Dealerships

      4.1 In consideration for the representations, covenants and commitments contained herein, and assuming compliance with the normal requirements of General Motors regarding transfer of assets and appointment as a dealer, General Motors will permit the acquisition of up to five (5) General Motors Dealerships during the period commencing from the date of this Agreement and ending 24 months thereafter. If GM requests Sunbelt Automotive Group, Inc. to consider purchasing certain GM dealerships, such dealerships are to be included in the number of acquisitions. If there is a material dispute between any GM affiliate and Sunbelt Automotive Group, Inc., then GM may elect not to approve any public companies dealerships until the dispute is resolved (even if the pre-approved number has not been met).

      4.2 Following the 24 month period, each Dealer company in which Sunbelt Automotive Group, Inc. has an investment must be in compliance


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              will terms of the General Motors Policies for Changes in GM
              Dealership Ownership/Management bulletin of September 19, 1994 (a copy of which has already been provided) including any revisions or replacements of that bulletin, in order to be approved for additional acquisitions of General Motors Dealerships.

       4.3 Multiple Dealer Policy. Sunbelt Automotive Group, Inc. recognizes that customers benefit from competition in the marketplace and agree that any proposal to acquire additional GM dealerships shall be subject to the terms of General Motors Multiple Dealer Investor/Multiple Dealer Operator policies as set forth in NAO Bulletin 94-11, including any revisions of replacements to the bulletin.

       4.4 GM and Sunbelt Automotive Group, Inc. agree that Sunbelt Automotive Group, Inc. will not attempt to acquire more than 50% of the GM dealerships, by franchise line in a GM defined Multiple Dealer Area. GM will provide upon Sunbelt Automotive Group, Inc. request, the number of GM dealerships, by line, in the Multiple Dealer Area and the maximum number of dealerships Sunbelt Automotive Group, Inc. may acquire in that Multiple Dealer Area.

       4.5 Evaluation of Operations. GM will conduct semi annual evaluation meetings with the management of Sunbelt Automotive Group, Inc. and the Dealer Operators of each GM Dealer Company to review the performance of each GM Dealer Company. In the event GM advises Sunbelt Automotive Group, Inc. for any two consecutive evaluation periods that the performance of a GM dealership is not meeting the sales volume, Customer Satisfaction or Branding requirements of GM, in addition to other available remedies, GM will have the right to demand a change in the management of the dealer company not meeting those requirements. Sunbelt Automotive Group, Inc. will make the management changes at any deficient dealership within not more than six (6) months after notice of the deficiencies.

  5.   Dealership Operations

       5.1 Dealership Operations. Each Dealer Company shall be a distinct and complete business entity which shall include complete Dealership Operations as that term is defined in the Dealer Agreement including, but not limited to, sales, service, parts, and used car operations. This requirement will not preclude certain centralized functions provided that they are consistent with GM's Channel Strategy, and that such centralized functions are reviewed with and approved by GM, which approval shall not be unreasonably withheld. However, no sales, service or parts operations may be combined with any non-GM representation and all GM Dealerships will have reasonable used car operations.


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       5.2    GM Channel Strategy. Sunbelt Automotive Group, Inc. further stipulates and agrees that if Sunbelt Automotive Group, Inc., GM, and the public are to realize the potential benefits that Sunbelt Automotive Group, Inc. represents to be the result of the acquisitions proposed by Sunbelt Automotive Group, Inc., then an integral component of the participation by Sunbelt Automotive Group, Inc. and Dealer Company is their agreement that all GM Dealerships shall fully comply with General Motors Channel Strategy including proper divisional representation alignment and facilities that are properly located and that are in compliance with appropriate divisional image programs. The Channel Strategy is set forth in a memorandum dated October 5, 1995, from Ronald L. Zarrella to all GM dealers, and in the written statement of the strategy as it relates to each of Dealer Company, copies of which will be provided to Sunbelt Automotive Group, Inc. and each Dealer Company. Sunbelt Automotive Group, Inc. agrees and each Dealer Company shall agree that within 12 months of the acquisition of any GM Dealership that is not consistent with the Channel Strategy, Sunbelt Automotive Group, Inc. and Dealer Company will have complied with the Channel Strategy for that location. Notwithstanding the above, GM will consider reasonable requests from Sunbelt Automotive Group, Inc. for an extension if Sunbelt Automotive Group, Inc. is making reasonable progress and is unable to comply with the Channel Strategy for reasons beyond Sunbelt Automotive Group, Inc. control. If Sunbelt Automotive Group, Inc. and Dealer Company fail to do so within the time provided, then Sunbelt Automotive Group, Inc. will cause Dealer Company and Dealer Company will agree to terminate the representation of such products as reasonably required by GM to comply with the Channel Strategy. If such termination is required, GM will compensate Sunbelt Automotive Group, Inc. the of sum $1,000 for each unit of GM retail planning guide for each Dealer Agreement so terminated.

       5.3 Exclusive Representation. Sunbelt Automotive Group, Inc. agrees and each Dealer Company shall agree that all GM Dealerships shall be used solely for the exclusive representation of GM products and related services and in no event shall be used for the display, sale or promotion or warranty service of any new vehicle other than those of General Motors Corporation (provided that if Sunbelt Automotive Group, Inc. acquires a GM Dealership having a sales and service agreement with a competitive automobile manufacturer or importer and related sales and service operations at the same facility, at GM's request Sunbelt Automotive Group, Inc. shall cause the competitive sales and service operations to be relocated within one year of acquisition). Sunbelt Automotive Group, Inc. agrees and each Dealer Company shall agree that should a Dealer Company cease to provide exclusive representation of GM products, based on the proper franchise alignment as determined by the Channel Strategy, then that shall constitute good cause in and of itself for the termination of the Dealer Agreement then in effect with such Dealer Company and Sunbelt Automotive Group, Inc. shall cause Dealer Company to and Dealer Company shall voluntarily terminate the Dealer Agreements then in effect.

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       5.4    Image Compliance. Any Dealer Company acquired by Sunbelt
              Automotive Group, Inc. shall be brought into compliance with applicable Divisional facility image requirements. Any new construction or significant interior or exterior remodeling of any GM Dealerships shall incorporate the appropriate divisional image program and shall be subject to approval by the appropriate Division before such construction is undertaken.

       5.5 Corporate Name and Tradenames. Both the corporate name and any tradename or d/b/a of each Dealer Company must include the names of those GM Divisions represented by such Dealer Company.

       5.6 Dealer Company Advertising. Sunbelt Automotive Group, Inc. agrees that the advertising of each of the Dealer companies will maintain and support the GM brand strategy. Newspaper, radio, television and any other form of advertising will not combine GM brands or non GM brands, unless GM has approved combined operations and will clearly identify each GM dealership as a separate entity at its approved location (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

6.     Dealer Operator

       6.1 Appointment of Dealer Operator. For purposes of the Dealer Agreement, including Paragraph Third and Article 2 and for each GM Dealership, Sunbelt Automotive Group, Inc. shall appoint an individual who shall act as Executive Manager of that GM Dealership and who shall be considered as Dealer Operator for purposes of the Dealer Agreement. The Divisions will rely upon the personal qualifications and management skills of Dealer Operator. Sunbelt Automotive Group, Inc. hereby represents that Dealer Operator will have complete managerial authority to make all decisions, and enter into any and all necessary business commitments required in the normal course of conducting Dealership Operations on behalf of Dealer Company and may take all actions normally required of a Dealer Operator pursuant to Paragraph Third and Article 2 of the Dealer Agreement. Sunbelt Automotive Group, Inc. will not revoke, modify or amend such authority without the prior written approval of the applicable Division (except as provided in Section 6.3 below). Because of the unique structure of Sunbelt Automotive Group, Inc., the 15% ownership requirement contained in Article 2 shall not apply to Dealer Operator.

       6.2 Removal of Dealer Operator. Except as provided in Section 6.3 below, the removal or withdrawal of Dealer Operator without Divisions' prior written consent shall constitute grounds for termination of the Dealer Agreements. However, the Divisions recognize that employment responsibilities of the


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              Dealer Operator with Dealer Company may change, making it
              impractical for the Dealer Operator to continue to fulfill his/her responsibilities as Dealer Operator. In that case, or in the event Dealer Operator leaves the employ of the Dealer Company, Dealer Company shall have the opportunity to propose a replacement Dealer Operator. The Divisions will not unreasonably withhold approval of any such proposal, provided the proposed replacement has the skills and qualifications to act as Dealer Operator pursuant to the standard policies and procedures of GM.

       6.3 Replacement Dealer Operator. Dealer Company shall make every effort to obtain the consent of the Divisions to a proposed replacement Dealer Operator prior to the removal or withdrawal of the approved Dealer Operator. If that is not practical, Dealer Company shall notify Division in writing within 10 days following the removal or withdrawal of the approved Dealer Operator. Within 30 days of that removal or withdrawal, Dealer Company will submit to Division a plan and appropriate applications to replace Dealer Operator with a qualified replacement acceptable to Division. The replacement Dealer Operator must assume his/her responsibilities no later than 90 days following the withdrawal of the approved Dealer Operator. Sunbelt Automotive Group, Inc. shall be permitted to appoint a temporary general manager to manage the GM Dealership during the interim period while the Dealer Operator is being replaced.

   7. Dispute Resolution. Sunbelt Automotive Group, Inc. agrees not to join any legal or administrative action a seller of a General Motors dealership may take against General Motors in the event General Motors declines to approve a proposed transfer to Sunbelt Automotive Group, Inc. Sunbelt Automotive Group, Inc. and GM stipulate and agree and each Dealer Company shall stipulate and agree that the dispute resolution process attached hereto as Exhibit D, or any replacement process offered to all GM Dealers, shall be the exclusive source of resolution of any dispute regarding the Dealer Agreements and this Agreement including, but not limited to, involuntary termination of the Dealer Agreements and/or approval of Sunbelt Automotive Group, Inc. for additional investment in or ownership of GM Dealerships. The parties further agree that the Chevrolet dealer dispute resolution process will be used for the resolution of the maker, regardless of the GM Division involved.

   8. Right to Purchase or Lease. In the event of any termination of the Dealer Agreement or any transaction or event that would, in effect, discontinue Dealership Operations from that GM Dealership, or a transfer of assets, properties or business to GM or a GM designee pursuant to
       Section 2.4.3, Sunbelt Automotive Group, Inc. agrees and each Dealer Company shall agree to provide GM with: (a) the right to purchase the dealership assets, properties or business for fair market value based on automotive use, and (b) an assignment of any existing lease or lease options


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              that are available, subject in each case to any legal or
              contractual obligations existing at such time through the process attached hereto as Exhibit B, that Sunbelt Automotive Group, Inc. shall assure GM or its delegate of quiet possession of the dealership facilities for a period of not less than five years if the right to have any existing lease or lease option assigned as set forth above is exercised with respect to such facilities within ten years of the execution of this Agreement. If, however, Sunbelt Automotive Group, Inc. enters into a financing arrangement with respect to GM's option as described in this Section 8 would be subordinated to the interests of any lender in connection with any default by Sunbelt Automotive Group, Inc. under the terms of the financing arrangement other than a default due to the discontinuance of dealership operations from such facilities. The Parties agree that GM may exercise its rights under this Section 8 with respect to some or all of the dealership facilities to which it may apply at any given time, and that failure to exercise such rights as to one facility shall not affect GM's rights as to other facilities.

       9. Electronic Funds Transfer. Sunbelt Automotive Group, Inc. agrees that each Dealer Company will use Electronic Funds Transfer (EFT) for settlement of the dealership obligations to GM and that GM will have a right of offset for any unpaid debit balances for any Dealer Company at the time the indebtedness is due and will have the right to collect those amounts from the account of the Dealer Company that owes the debt or the account of any other Dealer Company.

       10. Compliance with Policies and Procedures. Each Dealer Company must comply with all terms of the Dealer Agreement and all GM policies applicable to Dealer company's Dealership Operations. Those procedures include policies precluding joint advertising and prohibiting sales of GM auction vehicles from other than the purchasing GM Dealership. Except as specifically provided herein, all Dealership Operations shall be conducted consistent with requirements for other GM dealerships.

       l1. Membership in Dealer Marketing Group. Each Dealer Company will join its respective dealer marketing group and area marketing group including membership financial support and will participate as a regular member in meetings and marketing activities.

       12. Capital Standards. Sunbelt Automotive Group, Inc. agrees and Dealer Company shall agree that Dealer Company shall maintain, at all times, sufficient working capital to meet or exceed the minimum net working capital standards for the Dealer Company as determined from time to time by GM consistent with its normal practices and procedures. Sunbelt Automotive Group, Inc. and Dealer Company shall provide such documentation as reasonably requested by GM to assure compliance with that requirement. Sunbelt Automotive Group, Inc. shall submit an annual consolidated balance sheet for the combined GM Dealership operations of Sunbelt Automotive Group, Inc.


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       13.    Discontinuance of Representation. In the event that Sunbelt
              Automotive Group, Inc. determines, voluntarily or otherwise to discontinue representation in any given Multiple Dealer Area, Sunbelt Automotive Group, Inc. shall grant the right to GM to acquire at fair market value as determined in accordance with Exhibit B the right to representation of the Divisions previously represented by any Dealer Company in that Multiple Dealer Area. GM shall also have the option to acquire the fixed assets and/or the Dealership Facilities in that Multiple Dealer Area in accordance with section 8. The terms and conditions for the exercise of such rights shall be set forth in appropriate and customary documents. Sunbelt Automotive Group, Inc. has received GM's standard option agreements modified for this Agreement.

       14. Supplement to Dealer Agreement. The parties agree that each Dealer Company shall be required to execute an addendum to the Dealer Agreements binding the Dealer Company to the applicable portions of this Agreement. For each Dealer Company, this Agreement shall supplement the terms of the Dealer Agreements in accordance with
              Article 17.11 of the Dealer Agreements.

       15. Further Modifications. In the event that the policies of GM with regard to Dealerships owned or controlled in whole or in part by public shareholders should be modified, the parties agree to review such modifications to determine whether modification to this Agreement is appropriate.

       16. No Third Party Rights. Nothing in this Agreement or the Dealer Agreement shall be construed to confer any rights upon any person not a party hereto or thereto, nor shall it create in any party an interest as a third party beneficiary of this Agreement or the Dealer Agreement. Sunbelt Automotive Group, Inc. and Dealer Company hereby agree to indemnify and hold harmless GM, its directors, officers, employees, subsidiaries, agents and representatives from and against all claims, actions, damages, expenses, costs and liability, including attorneys fees, arising from or in connection with any action by a third-party in its capacity as a stockholder of Sunbelt Automotive Group, Inc. relating to this Agreement other than through a derivative stockholder suit authorized by the Board of Sunbelt Automotive Group, Inc., provided that Sunbelt Automotive Group, Inc. shall have the right to assume the defense and control any such actions or suits and that GM shall not settle any such actions or suits without Sunbelt Automotive Group, Inc. consent (such consent not to be unreasonably withheld). Notwithstanding the above, GM may choose, at its own expense, to manage and control its own defense in any such action.

       17. Modification of Dealer Agreement. This Agreement is intended to modify and adapt certain provisions of the Dealer Agreement and is intended to be incorporated as part of the Dealer Agreement for each Dealer Company. In the event that any provisions of this Agreement are in conflict with other provisions of the standard Dealer Agreement, the provisions contained in this Agreement shall govern. Except as expressly provided in this Agreement the terms of the Dealer Agreements remain unchanged and apply herein.


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


           INITIALS

    SUNBELT
    GM

       18. Confidentiality. Each party agrees not to disclose the content of this Agreement to non-affiliated entities and to treat the Agreement with the same degree of confidentiality as it treats its own confidential documents of the same nature, except as expressly provided by Article 2.3.5 of this Agreement or unless authorized by the other party, required by law, pertinent to judicial or administrative proceedings or to proceedings under the Dispute Resolution Process.

       19. Duration of Agreement. This Agreement remains in effect so long as Sunbelt Automotive Group, Inc. or any successor thereto, directly or indirectly holds or has an agreement to hold an ownership interest in any GM Dealer Company.

IN WITNESS WHEREOF, the parties have executed this Agreement this _______ day of ________________,1998.




-------------------------------        GENERAL MOTORS CORPORATION

By:                                    By:

-------------------------------        -----------------------------

-------------------------------        E. K. Roggenkamp, III
-------------------------------        General Manager
-------------------------------        North American Operations
-------------------------------        Dealer Network Investment and Development


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